                                                                    EXHIBIT 10.2

             MASTER CENTURY 21(R) REAL ESTATE FRANCHISE AGREEMENT

  This Agreement (this "Agreement") is made as of  February 9, 1999 by and
                        ---------
between Century 21 Real Estate Corporation, a Delaware corporation and a licensed real estate broker, with principal offices in the State of New Jersey (hereinafter called "Franchisor"), and NRT Incorporated, a Delaware corporation,
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with principal offices located at 6 Sylvan Way, Parsippany, New Jersey
(hereinafter called "Franchisee").
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                                    RECITALS


  A. Franchisor has the exclusive right to use and sublicense certain tradenames, trademarks and service marks, including the name "CENTURY 21," which have been registered on the Principal Register in the United States Patent and Trademark Office, with other appropriate state agencies in the United States, and with governmental agencies of foreign countries (which marks, together with certain other trademarks and service marks which are not registered or which are pending registration, are hereinafter collectively called "CENTURY 21 Marks");
                                                           ----------------

  B. Franchisor has developed a system for the promotion and assistance of independently owned and operated real estate brokerage offices, including policies, procedures and techniques designed to enable such offices to compete more effectively in the real estate sales market (which system is hereinafter called the "CENTURY 21 System"). The CENTURY 21 System includes, but is not
            -----------------
limited to, common use and promotion of certain CENTURY 21 Marks, copyrights, trade secrets, centralized advertising programs, recruiting programs, referral programs and sales and management training programs. Franchisor has from time to time revised and updated the CENTURY 21 System and plans to continue to do so as required in its best judgment;

  C. Franchisee and Franchisor currently are parties to an Amended and Restated Master CENTURY 21 Real Estate Franchise Agreement, and the parties wish to further amend and restate such agreement.

                                 TERMS OF AGREEMENT

NOW, THEREFORE, in consideration of the foregoing premises, and for other good and valuable consideration, the delivery, receipt and sufficiency of which are hereby acknowledged; and further, in accordance with and pursuant to all terms, conditions, covenants, agreements, representations and warranties contained herein, the parties hereby mutually agree as follows:

  1.  GRANT OF FRANCHISE

  The parties hereby agree that this Agreement amends, restates and supersedes all prior franchise agreements (the "Old Agreements") between the parties under
                                     --------------
which any real estate brokerage offices owned by Franchisee were operating. Franchisor hereby agrees to waive all claims against Franchisee that may exist under the Old Agreements, except claims for monies due, indemnification claims and Franchisor's exercise of audit rights thereunder. In addition, the parties agree that (i) effective on the first day of the month following the month in which a Triggering Event (as defined in Schedule 3 hereof) occurs, the Incremental Royalty Agreement (the "Incremental Royalty Agreement"), dated as of
                                    -----------------------------
August 11, 1997, among Franchisor, Franchisee, ERA Franchise Systems, Inc., Coldwell Banker Real Estate Corporation and HFS Incorporated, (ii) effective on the date hereof, the

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

Additional Royalty Agreement dated as of August 11, 1997, among Franchisor, Franchisee, ERA Franchise Systems, Inc., Coldwell Banker Real Estate Corporation and HFS Incorporated, and (iii) upon the redemption in full of Franchisee's Series C Cumulative Junior Redeemable Preferred Stock, the Franchise Override Agreement, dated as of August 11, 1997, among Franchisor, Franchisee, ERA Franchise Systems, Inc., Coldwell Banker Real Estate Corporation and HFS Incorporated, are hereby terminated and of no further force or effect (in the case of (i) and (ii), as a result of the royalties previously payable thereunder becoming payable under the Master Real Estate Franchise Agreement, dated as of the date hereof, between Franchisee and Coldwell Banker Real Estate Corporation). Franchisor hereby grants to Franchisee, and Franchisee hereby accepts, the non-exclusive right to use the CENTURY 21 System and certain CENTURY 21 Marks, as they are set forth in the CENTURY 21 Policy and Procedure Manual (hereinafter called the "P&P Manual"), as it may be revised and/or
                                ----------
supplemented from time to time by Franchisor, for the operation of multiple licensed real estate brokerages upon the terms and conditions set forth in this Agreement (hereinafter collectively called the "Franchise"). Except as
                                                ---------
specifically set forth in this Agreement, the grant of this Franchise shall not be construed as granting Franchisee any right to purchase any additional franchises from Franchisor, or any right or priority as to the location of any additional franchise which may be granted by Franchisor. If Franchisor subsequently grants Franchisee any franchise, said grant shall be on such terms as Franchisor shall establish. "Triggering Event" shall mean the earliest of (i)
                                ----------------
such time as at least 20% of Franchisee's issued and outstanding common shares have been distributed through a primary public offering registered under the Securities Act of 1933, as amended, (ii) the sale by Franchisee, in one or a series of related transactions of assets representing 80% or more in value of Franchisee's consolidated assets on a fair market value basis and (iii) the dividend or distribution to stockholders of cash or assets representing 80% or more in value of Franchisee's consolidated assets, net of liabilities on a fair market value basis.

  2.  TERM OF FRANCHISE
The term of this Franchise shall be for a period of fifty (50) years, commencing on the date hereof.

  3.    LIMITED RENEWABILITY OF FRANCHISE

  A. Upon the expiration of each term hereof (other than upon a termination by Franchisor), Franchisee shall have the option to extend the term hereof for an additional term of 50 years, provided that, Franchisee complies with all of the
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following:

  (i) At the time of the extension of the term hereof, Franchisee shall not be in material default under Franchisee's existing Franchise Agreement or any other agreement or obligation Franchisee may have with Franchisor (such as other CENTURY 21 franchise agreements), including, but not limited to, Franchisee's obligations to (x) pay royalty fees, National Advertising Fund contributions, Broker Council assessments (to the extent Franchisee is required herein to participate in such Broker Councils), interest and late charges, audit fees and other properly chargeable amounts; and (y) comply with the P&P Manual, including trade name and logo guidelines;

  (ii) Franchisee shall deliver to Franchisor written notice of Franchisee's intent to extend the term hereof not more than one hundred eighty (180) days and not less than ninety (90) days prior to the Expiration Date of the term under which Franchisee is then operating; if no such notice has been received by Franchisor at least ninety (90) days but not more than one hundred eighty (180) days prior to said Expiration Date, then Franchisee's option to extend the term hereof shall be extinguished and Franchisor shall have the right, during the ninety (90) day period prior to said Expiration Date, subject to local law, and notwithstanding any other provision of this Agreement, to market, grant, place and/or operate franchises in the general vicinity of any of Franchisee's Approved Locations. Upon receipt of such notice, the term hereof shall automatically and without further action be extended to a date 50 years from the date the term of this Agreement was otherwise to terminate;

  (iii) Franchisee, as a condition for extending the term hereof, shall make such reasonable expenditures as Franchisor may require, pursuant to Paragraph 11C(ix), as are necessary to conform with Franchisor's standards for interior and exterior office size, decor, overall attractiveness and cleanliness then in effect; and

  (v) Franchisee shall pay no initial franchise fee or renewal fee in connection with extending the term hereof under the terms of this Paragraph 3.

  OTHER THAN AS SET FORTH IN THIS PARAGRAPH 3, NEITHER PARTY HAS RENEWAL RIGHTS.

  4.  NAME OF FRANCHISE

  A. Unless otherwise consented to in writing by Franchisor, Franchisee's offices (other than Transition Offices) shall operate under the trade names set forth in Schedule 1 attached hereto, which for each office will include the
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words "CENTURY 21" followed by the applicable office identifier, (hereinafter
                   --------------------------------------------
individually called a "Franchisee CENTURY 21 trade name") and shall use no other name(s) in connection with any operations conducted at or from the applicable location specified in Paragraph 5 hereof or on computer communication services such as the Internet. Franchisee may operate its business through wholly-owned subsidiaries. Unless otherwise consented to in writing by Franchisor, in every visual display in which the CENTURY 21 modern building logo is used the portion of every Franchisee CENTURY 21 trade name immediately following the words "CENTURY 21," or other approved words, shall be in a five-to-one size relationship with the CENTURY 21 name and logo, as required in the P&P Manual, and the total appearance of every Franchisee CENTURY 21 trade name and other identifying words must be approved in advance in writing by Franchisor. Franchisor reserves the right to review and require corrections and modifications to any display by Franchisee of the CENTURY 21 name or marks. Franchisor's failure to promptly require corrections of or modifications to Franchisee's improper use of the name or marks shall not be deemed a waiver of Franchisor's right to do so.

  B. Franchisee shall display the aforementioned trade name for all purposes, including but not limited to, office signs, yard signs, stationery, business cards and advertising materials for the particular office(s) in strict compliance with the requirements set forth in the P&P Manual.

  C. Franchisee shall file and keep current, in the county and/or state in which Franchisee's Approved Location is situated and at such other places as may be required by law, a "Fictitious Name Certificate," or comparable instrument, with respect to every Franchisee CENTURY 21 trade name under which Franchisee has been approved to operate by Franchisor. If Franchisee is a corporation, Franchisee shall not, without the prior written consent of Franchisor, include the words "CENTURY 21" as part of Franchisee's corporate name. Prior to opening an office under said trade name, Franchisee shall supply evidence satisfactory to Franchisor that Franchisee has complied with all relevant laws regarding the use of fictitious or assumed names.

  D. Franchisee shall use Franchisee's CENTURY 21 trade name and such other CENTURY 21 Marks as Franchisee may be authorized to use from time to time, exclusively for the purpose of promoting and operating licensed real estate brokerage offices, and for such other lawful business activities as may have been authorized previously in writing by Franchisor; provided, however, that Franchisor has no obligation to authorize any such additional business activities.

  E. Franchisee shall comply, at all times throughout the term of this Agreement, with all guidelines instituted by Franchisor concerning authorized use and/or presentation by Franchisee of the CENTURY 21 Marks (including derivative marks such as "CENTURY," "C-21," "C21") and the CENTURY 21 System on the Internet or other communication systems.

  5.  LOCATION OF FRANCHISED OFFICES

  A. Franchisee shall operate the Franchise exclusively from the locations set forth on the list provided to Franchisor on the date hereof (the "Office List")
                                                                  -----------
(herein referred to individually as an "Approved Location" and collectively as
                                        -----------------
the "Approved Locations").  Franchisee may not operate the franchised business
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from any other location or any additional locations without the prior written approval of Franchisor or Cendant Corporation ("Cendant") (it being understood
                                                -------
that approval of funding, pursuant to the Acquisition Cooperation Agreement or otherwise, of an acquisition pursuant to which Franchisee will acquire additional brokerage offices shall not by itself be deemed as approval for the offices acquired in such transaction to become Approved Locations hereunder); provided that Franchisor agrees to grant its consent to any additional offices unless any such additional office (i) would have a negative impact on any other franchisee, as determined by Franchisor consistently with impact review practices and policies generally applicable to franchisees, (ii) would result in Franchisor being in breach of any agreement with another franchisee or (iii) is an office proposed to be acquired by Franchisee which was affiliated with a Cendant real estate brand prior to the proposed acquisition of such office by Franchisee. Each Approved Location set forth on the Office List is subject to the terms and conditions, if any, set forth in Paragraph 11.C(ix) of this Agreement. "Acquisition Cooperation Agreement" shall mean the Acquisition
            ---------------------------------
Cooperation Agreement, dated as of February 9, 1999 between Franchisee and Cendant.

B. Franchisee shall operate a real estate brokerage business and neither Franchisee nor any of its subsidiaries shall operate, manage, own, have a greater than 10% interest in, or otherwise engage in, any other business (except for the marketing of products and services permitted pursuant to the Program Outsourcing Agreement) or, except for real estate brokerage businesses pursuant to a franchise or membership agreement with Cendant or a subsidiary thereof, operate, manage, own, have a greater than 10% interest in, or otherwise engage in, any other real estate brokerage business, either under Franchisee's CENTURY 21 trade name or under any other name, without the prior written consent of Franchisor, which consent may be withheld in Franchisor's sole discretion. Notwithstanding the foregoing, if permitted pursuant to the terms of the Program Outsourcing Agreement, dated as of February 9, 1999, between Franchisee and Cendant (the "Outsourcing Agreement"), Franchisee shall be permitted to conduct
              ---------------------
title insurance and escrow service and closing service operations without the prior consent of Franchisor, provided that such operations do not use the CENTURY 21 Marks and Franchisee apprises the public, in each case, that such real estate related business is not associated with or endorsed by Franchisor. For purposes of this Agreement, a franchise or membership agreement with Cendant or a subsidiary thereof shall mean any franchise or membership agreement which, at the time of execution, was with Cendant or a subsidiary thereof.

  C. Upon Franchisee's establishment of any new CENTURY 21 office or Franchisee's expansion (through assignment or otherwise) of its CENTURY 21 branch offices and approval of such office or offices by Franchisor as provided in Paragraph 7 hereof, the Approved Location for each such new office location shall be added to the Office List by mutual agreement of Franchisor and Franchisee. Franchisee shall provide Franchisor on the date hereof with a current list of all of its operating CENTURY 21 offices and the address of the Approved Locations and Responsible Broker for each such office. Franchisee shall provide Franchisor with written notice upon any change in any of its operating CENTURY 21 offices, the address of the Approved Locations or Responsible Broker for any such office.

  6.  SERVICES AND OBLIGATIONS TO FRANCHISEE

  A. Franchisor will impart to Franchisee its real estate brokerage, selling, promotional and merchandising methods and techniques associated with the CENTURY 21 System, and shall maintain a staff to give assistance and service to Franchisee.

  B. Franchisor will publish and distribute from time to time a supply manual suggesting sources of supply for forms, signs, cards, stationery and other items necessary to operate a modern real estate brokerage business. The suggested source of supply for items may be Franchisor, or an Affiliate of Franchisor, or an independent supplier. Franchisee may purchase supplies either from a source of supply suggested by Franchisor or from any other supplier which can first demonstrate to the satisfaction of Franchisor that its products or services meet the specifications established from time to time by Franchisor. The foregoing is subject in all respects to the Outsourcing Agreement. "Affiliate" shall mean
                                                           ---------
with respect to any entity or person, another entity or person which controls, is controlled by, or is under common control with, such entity or person.

  C. Franchisor will make available sample referral forms for use in referring business between CENTURY 21 franchisees. Franchisor also will establish procedures for referrals between Franchisee and other CENTURY 21 franchisees; provided, however, that all referral commissions shall be subject to negotiation directly between the franchisees participating in the referral transaction.

  D. Franchisor will operate a sales training program on a periodic basis for CENTURY 21 franchisees and their sales personnel at a location or locations selected by Franchisor. This program will include seminars and conferences of special interest to be held as Franchisor deems necessary or advisable, relating to such topics as market conditions, sales motivation, sales aids, advertising and financing. Franchisor may charge a registration fee or other fee for such programs, seminars and conferences.

  E.   Reserved
      ---------

  F. Franchisor agrees to contribute timely to the National Advertising Fund an amount of its own funds equal to ten percent (10%) of the royalty fees it receives from Franchisee pursuant to Section 8(A)(i). Notwithstanding the foregoing, Franchisor will make no such contributions to the National Advertising Fund if annual royalty fees payable by Franchisee to Franchisor under Section 8(A)(i) of this Agreement are less than 5% of Franchisee's gross revenue (as determined in accordance with Section 8) ("Gross Revenue") for such
                                                       -------------
period.

  G. Notwithstanding any contrary terms and conditions contained in this Agreement (other than the first sentence of Section 5B hereof), Franchisee agrees to be bound by and comply with the terms and conditions of the Outsourcing Agreement.

  7.  ADDITIONAL OFFICES/FRANCHISE FEES

     A. There shall be no initial franchise fee payable by Franchisee in connection with the Franchise offices set forth on the Office List on the date
hereof (individually an "Office" and collectively the "Offices").   Should
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Franchisee add any additional offices (and Approved Locations) (whether through acquisition, merger, or otherwise), other than Transition Offices, Offices which were already affiliated with Franchisor and Offices relocated pursuant to
Section 7C(ii), Franchisee shall pay Franchisor an initial franchise fee in connection with any additional offices, equal to $4,000 per office. In addition, with respect to each Brokerage Acquisition (as defined in the Acquisition Cooperation Agreement) in which Franchisor's franchise sales staff is involved, Franchisee shall pay to Franchisor an additional fee equal to $3,500 per office acquired, whether such offices are operated by Franchisee or are immediately closed. The maximum additional fee payable by Franchisee pursuant to this Section 7A with respect to a a single transaction shall be $100,000. Throughout this Agreement, the terms "dollars" and "$" shall mean
                                                 -------       -
United States dollars.

  B. In connection with the establishment of any CENTURY 21 office by Franchisee at a location or locations other than an Approved Location, whether by acquisition, assignment or relocation, Franchisee shall be required to notify Franchisor in writing of the proposed acquisition, assignment or relocation, the address of the proposed office site and such other business information as Franchisor shall request in connection with reviewing such application, including information concerning the seller, transferor or assignor of such office. Franchisor will review and, consistent with the second sentence of
Section 5A, approve or reject each such application within a reasonable period of time after receipt by Franchisor of all Franchisee's information relating to such application requested by Franchisor.

     C. If Franchisee wishes to sell, close down or otherwise terminate one or more of its CENTURY 21 Offices, Franchisee shall be required to obtain the prior written consent of Franchisor, which consent may be withheld in Franchisor's sole discretion; provided however, that Franchisee shall be permitted to close,
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without the consent of Franchisor, (i) a number of Offices acquired by
Franchisee not exceeding the number of Offices which were identified in writing to Cendant prior to such acquisition (provided that in an acquisition in which Cendant is providing financing pursuant to the Acquisition Cooperation Agreement, such number of Offices must be identified in writing to Cendant prior to the date on which Cendant agrees to provide such funding) as the number of Offices to be closed, so long as such Offices are closed within one year of such acquisition and are not identified as being, or being affiliated with, CENTURY 21 Offices (unless such offices at the time of acquisition by Franchisee are CENTURY 21 offices) ("Transition Offices"), (ii) Offices which are moved within
                      ------------------
a proximate geographical area (it being understood that such a move requires the consent of Franchisor pursuant to Section 5A hereof), so long as in connection with such move, a material portion of the personnel at such office is not reassigned to other Offices, (iii) any of the offices acquired by Franchisee from National Realty Trust, provided that the sum of the Gross Revenue of all of such offices closed (whether operating under this Agreement or any other franchise or membership agreement with a subsidiary of Cendant), in each case for the twelve calendar month period ending on the month immediately prior to the month in which the closure of each such office occurred, is less than $150,000,000 and (iv) other Offices, so long as the Gross Revenue for each such Office, together with the Gross Revenue for each other Office (whether operating under this Agreement or any other franchise or membership agreement with a subsidiary of Cendant) closed pursuant to this clause (iv) in the same calendar year, in each case for the twelve calendar month period ending on the month immediately prior to the month in which the closure of each such Office occurred, is less than the sum of (A) 3% of Franchisee's Gross Revenue (pro forma for Offices closed and new Offices opened) for all of its Offices (whether operating under this Agreement or any other franchise or membership agreement with a subsidiary of Cendant) for the immediately prior calendar year and (B) for office closures occurring in calendar years beginning in 1999, an amount equal to (i) 3% of Franchisee's Gross Revenue (pro forma for Offices closed and new Offices opened) for all of its Offices (whether operating under this Agreement or any other franchise or membership agreement with a subsidiary of Cendant) for the calendar year immediately preceding the immediately prior calendar year minus (ii) the Gross Revenue of all Offices closed pursuant to this clause (iv) in the immediately preceding prior year, in each case for the twelve calendar month period ending on the month immediately prior to the month in which the closure of each such office occurred and (C) for office closures occurring in calendar years beginning in 2000, an amount equal to (i) 3% of Franchisee's Gross Revenue (pro forma for Offices closed and new Offices opened) for all of its Offices (whether operating under this Agreement or any other franchise or membership agreement with a subsidiary of Cendant) for the calendar year two years immediately prior to the immediately prior calendar year minus (ii) the Gross Revenue of all Offices closed pursuant to this clause (iv) in the year immediately prior to the immediately preceding prior year, in each case for the twelve calendar month period ending on the month immediately prior to the month in which the closure of each such Office occurred, provided that all fees payable to Franchisor and the NAF are made through the closure date, Franchisee complies with the procedures set forth in Section 18 with respect to such closed offices, no assignment of the franchise for such office(s) is involved without Franchisor's consent and such Office closures or sales do not reduce the CENTURY 21 System marketshare for the applicable market by greater than 10%. Any references to Gross Revenue in this Section 7C shall exclude all Gross Revenue attributable to sales agents transferred to another office of Franchisee that is subject to a franchise or membership agreement with what is (notwithstanding the last sentence of Section 5B) at the time of such transfer a subsidiary of Cendant. Any determination of Franchisee's Gross Revenue for calendar year 1997 shall only include the period from August 29, 1997 through December 31, 1997.

  8.  FRANCHISE ROYALTY FEES

  A. (i) Franchisee agrees to pay in cash to Franchisor at its principal offices, or at such other place as Franchisor may designate, in addition to the initial franchise fee set forth above in Paragraph 7A, a "royalty fee" equal to six percent (6%) (the "Regular Royalty") of the gross revenue earned, derived
                       ---------------
and/or received by Franchisee and its subsidiaries, salespeople, agents, representatives, contractors, employees, partners, directors or officers from:
(1) all transactions involving the purchase, sale, lease, rental, hypothecation, license, exchange or other transfer or disposition of any interest in real estate, condominiums, mobile homes, panelized housing, time share units or manufactured homes; (2) all other transactions for which a real estate license or auctioneer's license is required (which, for purposes of this Agreement, is deemed to include all fees and remuneration collected or earned by Franchisee in organizing, promoting, selling, managing or otherwise servicing any kind of real estate syndicate, partnership (whether general or limited) or corporation, real estate investment trust or other real estate investment organization, or finding any investors for any of the above, said royalty fees being payable with respect not only to any cash payments, but also to the value of all other forms of compensation and remuneration received, including, but not limited to, promissory notes, securities, partnership interests, interests in real estate and other forms of property) and (3) all transactions in which CENTURY 21 Marks or the CENTURY 21 System are used, including that portion of a transaction in which personal property is bought or sold. Notwithstanding the foregoing, with respect to Franchisee's offices operating under this Agreement on the date hereof (the "Contempo Offices"), the royalty fee set forth above shall be equal to 4.89% (the
             ----------------
"Contempo Royalty"); provided that the Contempo Royalty shall be adjusted as
 ----------------
follows: if Franchisee acquires any new real estate brokerage offices whose operations are transferred to or combined with the operations of the Contempo Offices (a "Contempo Roll-In"), the Contempo Royalty will be adjusted to
           ----------------
equal (a) LTM Gross Revenue for the Contempo Offices in operation immediately prior to such Contempo Roll-In divided by the LTM Gross Revenue for both the Contempo Offices in operation immediately prior to such Contempo Roll-In and the offices acquired in such Contempo Roll-In, multiplied by the Contempo Royalty as last determined plus (b) the LTM Gross Revenue for the offices acquired in such Contempo Roll-In (the "New Offices") divided by the LTM Gross Revenue for
                       -----------
both the Contempo Offices in operation immediately prior to such
Contempo Roll-In and the New Offices, multiplied by the Regular Royalty rate that would have been in effect but for this sentence or the lower rate set forth below. Upon each Contempo Roll-In, the Contempo Royalty as adjusted shall apply to the Contempo Offices and the offices whose operations are transferred to, or combined with, the Contempo Offices, and "Contempo Offices" shall thereafter refer to all of such offices. Notwithstanding the Regular Royalty set forth in the first sentence of this section, but subject to the calculation of the Contempo Realty described above, upon the opening of a new office by Franchisee as a result of an acquisition of an existing real estate brokerage company which was not affiliated with any Cendant franchise brand immediately prior to such acquisition, which acquisition did not include Cendant's or one of its subsidiaries' acquisition of trademarks and was not consummated using funds from Cendant or one of its subsidiaries (I) while the commitment to provide funds under the Acquisition Cooperation Agreement (the "Commitment") has not been
                                                  ----------
exhausted, and Franchisee has requested in writing for Cendant to use its funds (which request is made in good faith and pursuant to the Acquisition Cooperation Agreement) and Cendant has declined to do so, and provided that Franchisee is in compliance with the Acquisition Cooperation Agreement, the royalty fee applicable to gross revenues attributable to those sales agents affiliated with such office immediately prior to such acquisition and new agents recruited for, and working at, such office (other than those agents recruited from another one of Franchisee's offices, whether such office is operating under this Agreement or any other agreement between Franchisee and a subsidiary of Cendant) shall be equal to: (i) 4% if the offices acquired in such acquisition had LTM Gross Revenue of up to $5,000,000, (ii) 3% if the offices acquired in such acquisition had aggregate LTM Gross Revenue between $5,000,000 and $10,000,000, and (iii) 2% if the offices acquired in such acquisition had aggregate LTM Gross Revenue in excess of $10,000,000; provided that if Franchisor's impact review policy would
                       --------
have, in Franchisor's sole determination, prevented Franchisee from opening such office due to the proximity of such office to Franchisee's existing CENTURY 21 office (the "Impacted Office") if not for the fact that Franchisee also owns the
             ---------------
Impacted Office, the royalty fee applicable to gross revenues attributable to sales agents working in such office at the time of such acquisition and new agents recruited for, and working at, such office (other than those agents recruited from another one of Franchisee's offices, whether such office is operating under this Agreement or any other agreement between Franchisee and a subsidiary of Cendant) shall be equal to: (i) 3% if the offices acquired in such acquisition had aggregate LTM Gross Revenue of up to $5,000,000 and (ii) 2% if the offices acquired in such acquisition had aggregate LTM Gross Revenue in excess of $5,000,000 and (II) after the Commitment has been exhausted, and Franchisee has requested in writing for Cendant to use its funds (which request is made in good faith and on equivalent terms, economic and other, to those in the Acquisition Cooperation Agreement) and Cendant has declined to do so, the royalty fee applicable to gross revenues attributable to those sales agents affiliated with such office immediately prior to such acquisition and new agents recruited for, and working at, such office (other than those agents recruited from another one of

Franchisee's offices, whether such office is operating under this Agreement or any other agreement between Franchisee and a subsidiary of Cendant) shall be equal to: (i) 4% if the offices acquired in such acquisition had aggregate LTM Gross Revenue of up to $5,000,000 and (ii) 3% if the offices acquired in such acquisition had aggregate LTM Gross Revenue in excess of $5,000,000; provided that if Franchisor's impact review policy would have, in Franchisor's sole determination, prevented Franchisee from opening such office due to the proximity of such office to an Impacted Office if not for the fact that Franchisee also owns the Impacted Office, the royalty fee applicable to gross revenues attributable to sales agents working in such office at the time of such acquisition and new agents recruited for, and working at, such office (other than those agents recruited from another one of Franchisee's offices, whether such office is operating under this Agreement or any other agreement between Franchisee and a subsidiary of Cendant) shall be equal to 3%. Notwithstanding the foregoing, if Franchisee transfers the operations of one Office ("Office A")
                                                                      --------
to another Office ("Office B"), or combines the operations of any two Offices
                    --------
("Office A" and "Office B") the royalty fee applicable to Gross Revenue
  --------       --------
generated at the combined Office or the Office to which the operation were transferred, shall be equal to (X) the LTM Gross Revenue for Office A divided by LTM Gross Revenue for Office A and Office B, multiplied by the royalty fee applicable to Office A, plus (Y) the LTM Gross Revenue for Office B divided by LTM Gross Revenue for Office A and Office B multiplied by the royalty fee applicable to Office B. For purposes of this Agreement, the determination of whether the Commitment has been exhauasted shall be made assuming that the fifth anniversary of the date of the Acquisition Cooperation Agreement has passed. Notwithstanding anything in this Agreement to the contrary, royalties are payable under this Section 8(A)(i) with respect to Transition Offices.

        (ii) In addition to the foregoing, and unless waived in writing by Franchisor as to any specific transaction, the royalty fees shall be paid on all transactions in which Franchisee or any subsidiary of Franchisee is involved on Franchisee's own behalf or account (that is on transactions for properties owned by Franchisee), and for which the services or facilities of Franchisee or Franchisee's office are used, or in which the CENTURY 21 name or mark is used in any manner. The Franchisee's regularly charged brokerage commission or fee shall be imputed with respect to transactions involving any subsidiary of Franchisee acting as a principal for purposes of computing the royalty fee payable to Franchisor in connection with such transactions.

        (iii) Notwithstanding anything else herein to the contrary, no royalty fees or NAF contributions will be charged or payable hereunder with respect to
(i) escrow, title, mortgage or mortgage marketing services (including fees under the Marketing Agreement (defined below)), referral network dues, desk rental fees, broker price opinions and home warranty fees received or earned by Franchisee, (ii) interest or investment income, including interest or investment income in connection with title and escrow deposits and/or arbitrage loans and
(iii) property management services performed by Franchisee; provided that property management services shall not include property management commissions paid to Franchisee's brokers, for which royalty fees and NAF contributions will be charged. "Marketing Agreement" shall have the meaning ascribed to it in the
             -------------------
Acquisition Cooperation Agreement.

  B. The royalty fee is fully earned by and payable to Franchisor immediately upon Franchisee's receipt of revenue, whether in cash or other property. In all transactions, Franchisee will be required to pay the royalty fee on a monthly basis no later than the tenth business day of the month with respect to all transactions closed in the prior month. Royalty fees more than ten (10) days late shall bear interest from the due date until paid at the lower rate of either the highest rate allowed by law or a rate that is five (5) percentage points per annum higher than the "prime rate" then currently established by Mellon Bank, N.A. Pittsburgh, PA.

  C. In addition to royalty fees payable hereunder, pursuant to the terms and conditions of the Incremental Royalty Agreement, Franchisee shall be required to pay Franchisor from time to time, additional royalties based upon the consolidated performance of all of Franchisee's real estate brokerage businesses, until the termination of the Incremental Royalty Agreement.

  9.  NATIONAL ADVERTISING FUND

  A. Franchisee agrees to pay in cash to Franchisor at its principal offices, or at such other place as Franchisor may designate, in addition to the "royalty fees," a National Advertising Fund (hereinafter called the "NAF") contribution
                                                            ---
equal to two percent (2%) of Franchisee's Gross Revenue (including Gross Revenue attributable to Transition Offices); provided, however, that Franchisee's NAF contribution shall be limited and subject to the following payment formula:

  Franchisee shall pay in cash to the NAF a monthly per office contribution. Such contribution shall be paid on the same dates as royalty fees are paid hereunder. Such contribution shall be subject to minimum and maximum amount limitations. Franchisee's initial minimum and maximum monthly contribution amount limitations as of this Agreement are currently $272 and $817 per office (including Transition Offices). These limitations may be adjusted annually based upon the greater of (i) the percentage increase in the Consumer Price
Index: All Items/US City Average-All Urban Consumers ("Index"-1967 Base Year=100) as published by the United States Department of Labor's Bureau of Labor Statistics from January of the year in which the minimums and maximums were last adjusted (or, for the first adjustment, January of the year in which the minimums and maximums set forth above were established) to the January of the year in which the minimums and maximums are then being adjusted and (ii) a percentage equal to the yield to maturity on United States Treasury Bonds with maturity of 30 years as listed in The Wall Street Journal as of the last business day of October in the year preceding the effective date of such adjustment. Franchisor shall publish to all franchisees the adjustment, if any, which shall become effective on June 1 of each year. Should the Index cease to be published or be published less frequently or in a different manner, then Franchisor reserves the right to adopt a substitute index or procedure that reasonably reflects and monitors changes in consumer price levels. Notwithstanding the foregoing, Franchisor reserves the right in its sole discretion in any year to waive in whole or in part or postpone temporarily or indefinitely, or any combination of a waiver or postponement, any scheduled adjustment in the Franchisee's monthly contribution to the NAF. Notwithstanding the foregoing, the NAF minimums and maximums will be adjusted consistently with all other franchisees of Franchisor.

  B. If Franchisee's required NAF contributions are not received on the payment date set forth in A. above (it being understood that the 10-day grace period applicable to payment of royalty fees shall similarly apply to payments of NAF contributions), Franchisor may assess a late fee equal to ten percent (10%) of the delinquent amount payable to Franchisor and/or accrue interest in favor of the NAF on the amount past due from the date due to the date paid at the lower rate of either the highest rate allowed by law or a rate that is five (5) percentage points per annum higher than the "prime rate" then currently established by Mellon Bank, N.A., Pittsburgh, PA.

  C. In addition to the Franchisor contributions required by Paragraph 6.F and 9.E, Franchisee's NAF contributions shall be placed in a National Advertising Fund, managed by Franchisor. Such funds will be held by Franchisor in a National Advertising Fund account. Franchisor will administer such funds in accordance with this Paragraph 8. Franchisor has agreed that contributions to the NAF shall be used exclusively for advertising and public relations purposes for the exclusive, collective benefit of all members of the CENTURY 21(R) organization, including all CENTURY 21 franchisees, Franchisor, and CENTURY 21 Regional Subfranchisors. With respect to franchises in the company-owned regions, Franchisor will spend at least eighty-five percent (85%) of contributions to the NAF on either, (1) national advertising, media, promotion or marketing or national public relations programs or (2) local or regional advertising, media, promotion or marketing or local or regional public relations programs or (3) other activities connected to the promotion and marketing of the CENTURY 21 Marks or the CENTURY 21 organization. Franchisor will spend not more than fifteen percent (15%) of contributions to the NAF to engage in test marketing, to conduct research, surveys of advertising effectiveness, produce new commercials and other promotional and advertising materials and programs, or other purposes deemed beneficial by Franchisor for the general recognition of the "CENTURY 21" name, other CENTURY 21 Marks and for the overall success of the various members of the CENTURY 21 organization in the United States and other countries. Said fifteen percent (15%) portion may be spent on a disproportionate basis at the discretion of Franchisor. Franchisee shall receive on at least an annual basis a report describing the activity of the NAF and summary financial information regarding the NAF. Franchisor shall be entitled to reimburse itself and its Affiliates for reasonable accounting, collection, bookkeeping, reporting and legal expenses incurred with respect to the NAF. Franchisor shall not be liable for any act or omission with respect to the NAF which is consistent with this Agreement or done in good faith.

  D. Option to Require Flat Fee Monthly Advertising Contributions: Franchisor shall have the right to modify from time to time the method by which the required NAF contribution shall be computed. Franchisor may require a fixed monthly contribution amount, said fixed monthly contribution shall first be established as that amount which is equal to the average monthly NAF contribution billed to all CENTURY 21 franchisees nationally in the calendar year immediately preceding the year in which the right to invoke the NAF contribution modification is exercised, plus the permissible annual adjustment in the NAF monthly contribution amount described in Paragraph 9.A. Said fixed monthly contribution shall be adjusted annually according to increases or decreases in the Consumer Price Index pursuant to those procedures described in the payment formula contained in Paragraph 9.A; provided however, that in no case shall the NAF fixed monthly per office contribution required be less than Two Hundred Dollars ($200.00). and shall not exceed the amount under Paragraph 9.A. Franchisee shall pay timely such fixed monthly contribution amounts, such that a contribution for a particular month is received by Franchisor at its principal offices, or at such other location designated by Franchisor, not later than the last day of the following month, whether or not Franchisee actually receives a billing for such fixed contribution amount. Franchisee acknowledges that those provisions governing delinquent contributions and NAF contribution and expenditure guidelines, as currently are contained in Paragraphs 9.B and 9.C, shall remain in effect in the event Franchisor elects to require a fixed monthly contribution amount pursuant to this Paragraph 9.D. In the event Franchisor shall exercise the right granted it under this Paragraph 9.D, it continues to retain those rights specifically reserved and described in the payment formula contained in Paragraph 9.A. Franchisee acknowledges the right of Franchisor to modify the method of contribution pursuant to this Paragraph 9.D and recognizes Franchisee's continuing duty to fulfill all NAF obligations if and when such right is exercised.

  E.  Reserved.

  F. Franchisor reserves the right to account for, charge and collect the minimum and maximum NAF contributions referred to in Paragraph 9.A on an annual rather than a monthly basis.

  10.  TEMPORARY TRACT OFFICES

  With the prior written consent of Franchisor, and upon payment of a One Thousand Dollar ($1,000.00) fee to Franchisor, Franchisee may open a temporary tract sales office within or immediately adjacent to a new subdivision or development for the sole purpose of selling property in the subdivision or development. Franchisor may impose such conditions as it deems necessary to assure that such temporary tract sales offices are, in fact, temporary and are used only in conjunction with the initial sales program for a particular subdivision or development. The term of said temporary tract sales office shall be for a period of one year. Franchisor may, in its sole and absolute discretion, agree at the end of the one year term to extend the term for an additional year, and may, on each anniversary thereafter, in its sole and absolute discretion agree to further one year extensions.

  11.  ADDITIONAL OBLIGATIONS OF FRANCHISEE

  A. Start-Up Obligations: Prior to opening any additional office under Franchisee's CENTURY 21 trade name, as set forth in Paragraphs 4, 5 and 7 hereof, Franchisee shall complete all of the following at Franchisee's expense, which obligations shall be continuing obligations throughout the term of this Agreement (it being understood that upon a change in the CENTURY 21 Marks requiring modifications pursuant to (ii), (iv) and (v) below, Franchisee will make such modifications within a reasonable period of time (as determined by Franchisor) after the change in the CENTURY 21 Marks occurs):

  (i) Office Appearance. Franchisee may be required pursuant to Paragraph 11.C(ix) to make reasonable alterations, modifications or upgrades to the office space in which the Franchise is to be operated;

  (ii) Office Sign. Franchisee shall install one or more internally lighted exterior signs displaying Franchisee's CENTURY 21 trade name, as set forth in Paragraph 4 hereof, at the Approved Location, which sign(s) must conform to the standards and specifications set forth in the P&P Manual, and which SIGN MUST BE APPROVED IN WRITING IN ADVANCE AS TO ARTWORK, LETTERING, COLOR SCHEME, SIZE, CONSTRUCTION AND OVERALL APPEARANCE BY FRANCHISOR. Any exception to office sign requirements because of local sign ordinances or other reasons must first be approved in writing by Franchisor.

  (iii) Disclaimer. Franchisee shall place a conspicuous placard or decal on or near the door to the front entrance of Franchisee's office, which complies with the standards and specifications set forth in the P&P Manual, which has been approved in writing by Franchisor, and which clearly states: "AN INDEPENDENTLY OWNED AND OPERATED MEMBER OF THE CENTURY 21 SYSTEM" or which provides a similar statement which has been approved by Franchisor;

  (iv) Yard Signs. Franchisee shall purchase or lease an adequate quantity of colonial yard signs displaying Franchisee's CENTURY 21 trade name and such other information as may be required by law and is in compliance with the standards and specifications in the P&P Manual;

  (v) Stationery Goods. Franchisee shall purchase adequate supplies of business cards, stationery, promotional materials and related items, which display Franchisee's CENTURY 21 trade name and other information, and all of which comply with the standards and specifications of the P&P Manual;

  (vi) International Management Academy. Any new Responsible Broker for any new or existing Office shall, at the expense of Franchisee, attend the first available new franchisee orientation and management training program, offered by Franchisor, at the location and time designated by Franchisor (which program may occur subsequent to Franchisee's opening of the franchised office). If an office manager will operate the office for Franchisee, the office manager shall also, at the expense of Franchisee, attend orientation. The Franchisee participant is responsible for all costs incurred in connection with attendance at the program, including transportation, lodging, program costs and incidental expenses; and

  (vii) Insurance. Franchisee shall, for the entire term of this Agreement, maintain at Franchisee's expense commercial general liability insurance for all of its operations (including operations under other franchise or membership agreements) in an amount not less than a $50,000,000 coverage limit per year (with a $1,000,000 coverage limit per occurrence). Franchisee shall, for the entire term of this Agreement, maintain at Franchisee's expense errors and omissions insurance for all of its operations (including operations under other franchise or membership agreements) in a coverage limit per year not less than the Yearly Insurance Limit (with a coverage limit per occurrence not less than 10% of the Yearly Insurance Limit) . Franchisor reserves the right to establish minimum standards with which underwriters providing the aforementioned insurance coverage must comply. Said policies of insurance shall insure Franchisee against any liability which may arise in connection with the operation of Franchisee's real estate brokerage business and such collateral businesses as may be approved in writing by Franchisor and shall be in such form as Franchisor approves. If required by law, Workers' Compensation Insurance shall be carried on all employees and sales associates. All insurance policies maintained by Franchisee, other than Worker's Compensation Insurance, shall contain a separate endorsement naming Franchisor, Cendant and Cendant Finance Holding Corporation as additional insureds; shall not be subject to cancellation, except on ten (10) days written notice to Franchisor; and shall contain an express waiver of any and all rights of subrogation whatsoever against Franchisor. Franchisee shall cause certificates of insurance of all such policies and endorsements, showing compliance with the above requirements, to be deposited with Franchisor within thirty (30) days of the execution of this Agreement and annually thereafter.

"Yearly Insurance Limit" shall mean", for each calendar year of this Agreement,
-----------------------
(i) $10,000,000 if Franchisee's total revenue (as reported on Franchisee's financial statements) ("Total Revenue") for the calendar year immediately prior
                        -------------
to the calendar year for which the Yearly Insurance Limit is being calculated is not more than $2,500,000,000, (ii) $15,000,000 if Franchisee's Total Revenue for the calendar year immediately prior to the calendar year for which the Yearly Insurance Limit is being calculated is between $2,500,000,000 and $3,000,000,000 and (iii) $20,000,000 if Franchisee's Total Revenue for the calendar year immediately prior to the calendar year for which the Yearly Insurance Limit is being calculated exceeds $3,000,000,000.

  B. Ongoing Obligations: In addition to the above-referenced Start-Up Obligations and concurrent with the opening of the franchise office and continuing throughout the term of this Agreement, Franchisee agrees to undertake and carry out diligently all of the following obligations:

  (i) Management. Franchisee shall at all times assign a qualified Responsible Broker for each of its Approved Locations (it being understood that to the extent permitted by law, the same individual may serve as Responsible Broker for more than one Approved Location). Franchisee represents and warrants to Franchisor, and shall provide to Franchisor a yearly certificate of an executive officer of Franchisee, that each of Franchisee's offices has been assigned a qualified Responsible Broker and that Franchisee's Responsible Brokers possess all required licenses as required by law and this Agreement. In addition to any other obligations contained herein, Franchisee shall defend and indemnify Franchisor and their respective shareholders, directors, officers, employees, agents, attorneys, successors and assigns and hold them harmless from and against and reimburse them for all claims, liabilities, damages, attorneys' fees, costs, settlement amounts, etc., arising out of or related to Franchisee's failure to have qualified Responsible Brokers.

  (ii) Payment For Goods Or Services. Franchisee shall pay promptly to Franchisor all fees and contributions due hereunder, as well as any additional fees or charges incurred for any products, supplies, or services furnished or to be furnished by Franchisor at Franchisee's request, which fees or charges shall be payable by Franchisee immediately or, in the case of goods furnished by a third party, when payment is due to the third party. Any payments which are past due shall bear interest at the lower rate of either the highest rate allowed by law or a rate that is five (5) percentage points per annum higher than the "prime rate" then currently established by Mellon Bank, N.A., Pittsburgh, PA.

  (iii) Records. Franchisee agrees to maintain and keep such records and reports as are prescribed by Franchisor and shall mail copies of such reports and records to the address designated by Franchisor in accordance with schedules required by Franchisor. A report of each brokerage transaction in which a royalty fee will be payable shall be filed with the Franchisor as soon as practicable after, but in no event later than 15 days after, the execution of initial documents by the parties thereto.

  (iv) Financial Statements. Franchisee shall supply to Franchisor, at its request, a complete financial statement prepared in accordance with generally accepted accounting principles, on an annual basis within 120 days of Franchisee's fiscal year end. Franchisee, Franchisee's principal shareholder, if Franchisee is a corporation or Franchisee's independent accountant shall sign said financial statement certifying the truth and accuracy of the matters contained therein. Cendant shall supply to Franchisee, at its request, a complete financial statement prepared in accordance with generally accepted accounting principles, on an annual basis within 120 days of Cendant's fiscal year end.

  (v) Taxes. Franchisee shall pay promptly when due all taxes, accounts, liabilities and indebtedness of any kind incurred by Franchisee in the conduct of its business. In the event any fees (including, without limitation, royalty fees and the initial franchise fee) payable by Franchisee to Franchisor are subject to Value Added Taxes, Gross Receipts Taxes, or similar taxes imposed by taxing authorities within the jurisdiction in which Franchisee operates, then Franchisee shall, in addition to the fees due Franchisor, pay to Franchisor an additional sum which is equal to and shall represent the amount of such tax imposed on fees due Franchisor. This provision will not apply to federal or state income taxes imposed on Franchisor.

  (vi) Indemnification. Franchisee shall indemnify and hold harmless Franchisor, and its subsidiaries, Affiliates, and its parent, and the directors, officers and employees of each, and all other CENTURY 21 franchisees from all expenses, fines, suits, proceedings, claims, losses, damages, liabilities or actions of any kind or nature (including, but not limited to, costs and attorneys' fees) arising out of or in any way connected with Franchisee's operation of the Franchise. Franchisee further agrees that if

Franchisor is made a party to a lawsuit or other legal action in connection with the activities of Franchisee or any Affiliates of Franchisee, then it may tender the defense and/or prosecution of the case to Franchisee who shall be responsible for diligently pursuing the case or action at Franchisee's expense, or may hire counsel directly to protect its interests and bill Franchisee for all costs and reasonable attorneys' fees incurred in connection therewith, in which case Franchisee shall promptly reimburse for Franchisor all costs and reasonable expenses which Franchisor incurred. This indemnity shall apply to claims that Franchisor was negligent or failed to train, supervise or discipline Franchisee, and to claims that Franchisee or its agents is the agent of Franchisor or part of a common enterprise with Franchisor. Notwithstanding the foregoing, the indemnification provided for in this subparagraph 11.B(vi) shall not extend to any liability, cost or expense or to any suits, proceedings or claims (i) to the extent that such arises from the affirmative acts of Franchisor or its employees or from the actions of Franchisee or its employees engaged in at the direction of Franchisor, or (ii) that do not arise out of Franchisee's operation of the Franchise, including those that arise out of disputes under any agreement (A) between Franchisor and Franchisee, other than this Agreement or (B) between Franchisee and its stockholders. The obligations of Franchisee pursuant to this Paragraph shall survive the expiration or termination of this Agreement.

  (vii) Local Councils. Franchisor may establish a local council of CENTURY 21 franchisees with boundaries as determined, from time to time, by Franchisor. Franchisee agrees to use its reasonable best efforts to join and participate in the council established in the area designated by Franchisor as Franchisee's local council area. The local council may make recommendations and suggestions concerning the expenditure of council funds available for promotional purposes in the local area. Such local council may adopt its own by-laws, rules and procedures, but such by-laws, rules and/or procedures shall not restrict Franchisee's rights or obligations under this Agreement. Except as otherwise provided herein, and subject to the approval of Franchisor, any lawful action of such council at a meeting attended by two-thirds (2/3) of the members, including reasonable assessments for local promotional and advertising purposes, shall be binding upon Franchisee if approved by two-thirds (2/3) of the member franchisees present, with each member office having one (1) vote, provided that no franchisee (or controlled group of franchisees) shall have more than twenty-five percent (25%) of the vote in a local council regardless of the number of offices owned; and,

  (viii) Other Councils. Franchisor may establish a regional council of CENTURY 21 franchisees in each regional area as determined by Franchisor. Franchisor may establish a national and international council of CENTURY 21 franchisees with boundaries established by Franchisor. Each regional council, national council and international council shall establish its own reasonable bylaws and procedures. Actions of the regional, national and international councils shall be binding upon Franchisee; provided, however, that no council action shall modify the terms and conditions of this Agreement. Regional, national and international councils shall be composed of CENTURY 21 franchisees who are elected or appointed on a representative basis by members of local or regional councils or Franchisor. Representatives to regional, national and international councils shall have voting power in proportion to the number of CENTURY 21 franchisees in the area or region they represent. Franchisor shall not have a vote in any franchisee council.

          (ix) Indebtedness.  Franchisee shall not, and shall not permit its
subsidiaries to, incur   Indebtedness if the Leverage Ratio (after giving effect
to the incurrence of such Indebtedness) shall exceed 2.0 (3.0 if the Commitment has been exhausted and not replaced with an additional commitment of funds by Cendant or one of its subsidiaries on substantially equivalent terms). Leverage Ratio shall mean the ratio of total consolidated Indebtedness of Franchisee and its subsidiaries (excluding Cash Secured Loans (as defined below) and the outstanding principal amount of the existing development advance) to pro forma LTM EBITDA (pro forma meaning pro forma for the LTM EBITDA of brokerage offices acquired during such LTM including appropriate cost allocations to reflect operation on a standalone basis if the acquired business was part of a group of companies with shared expenses, but excluding anticipated synergies). "EBITDA"
                                                                        ------
shall mean Franchisee's consolidated earnings from continuing operations (excluding extraordinary gains or losses, Conversion Costs ( as defined in the Acquisition Cooperation Agreement) and, as agreed between Franchisor, Franchisee, and, until such time as Apollo owns less than 10% of Franchisee's outstanding common stock, Apollo, one-time or non-recurring items of income or expense) plus interest expense, provision for income taxes and depreciation and amortization expense. Immediately prior to any incurrence of Indebtedness by Franchisee (including Indebtedness incurred by Franchisee upon the acquisition of another entity or upon the assumption of liabilities of another entity), Franchisee shall furnish Franchisor with a certificate executed by its chief financial officer to the effect that such incurrence is not in violation of this section and that, based on Franchisee's business plan and a good faith forecast prepared at the time of incurrence, the Leverage Ratio is not reasonably expected to exceed 2.0, or 3.0, as the case may be, for the twelve full calendar months following such incurrence. Notwithstanding the foregoing, Franchisee shall not be prohibited from incurring (i) Cash Secured Loans in the ordinary course of business, (ii) working capital revolving loans not in excess of 2% of Franchisee's LTM Gross Revenue (under this Agreement and any other franchise or membership agreement with a subsidiary of Cendant) at any one time outstanding,
(iii) letters of credit and hedging obligations in the ordinary course of business, (iv) Indebtedness to refinance existing Indebtedness provided that such Indebtedness is not greater than the Indebtedness so refinanced and (v) other Indebtedness not to exceed 1% of Franchisee's LTM Gross Revenue (under this Agreement and any other franchise or membership agreement with what is then (notwithstanding the last sentence of Section 5B) a subsidiary of Cendant) at any one time outstanding (the foregoing, collectively, "Permitted
                                                        ---------
Indebtedness"); provided that the Permitted Indebtedness incurred pursuant to clauses (ii), (iv) or (v) above shall be included in the calculation of the Leverage Ratio, for purposes of determining whether Indebtedness beyond the Permitted Indebtedness is permitted hereunder. "LTM" shall mean, at any time,
                                                ---
the twelve consecutive full calendar months of such Person ending on the most recently completed full month for which financial statements prepared in accordance with generally accepted accounting principles consistently applied are available. "Cash Secured Loans" shall mean any loan incurred in connection
                ------------------
with title insurance and escrow operations to the extent that the principal and interest thereon is secured by an amount of cash or U.S. governmental securities to ensure the full payment of principal and interest thereon after giving effect to the interest income earned thereon. "Indebtedness," at any date shall
                                         -------------
include, without duplication, (a) all indebtedness of Franchisee or its subsidiaries for borrowed money or for the deferred purchase price of property or services (other than current payables incurred in the ordinary course of business and payable in accordance with customary practices) and including earn-out or similar contingent purchase amounts, (b) any other indebtedness of Franchisee or its subsidiaries which is evidenced by a note, bond, debenture or similar instrument, (c) all obligations of Franchisee or its subsidiaries under capitalized leases, (d) all obligations of Franchisee or its subsidiaries in respect of acceptances issued or created for the account of Franchisee or its subsidiaries, (e) all liabilities secured by any lien on any property owned by Franchisee or its subsidiaries even though neither Franchisee nor its subsidiaries has assumed or otherwise become liable for the payment thereof, and
(f) all guarantees by Franchisee or its subsidiaries of obligations of others (including the value of obligations of others secured by liens on the assets of Franchisee or its subsidiaries). For purposes of this section 11(B)(ix), Indebtedness shall include any outstanding amount of mandatorily redeemable preferred stock or preferred stock with scheduled mandatory redemptions, and shall not include (i) pay-in-kind preferred stock that does not require Franchisee to make any cash payments (other than upon liquidation)and does not include sanctions for the non-payment of cash, other than increasing the dividend rate to a rate not exceeding 13% per annum, (ii) perpetual cash-pay preferred stock that does not contain any sanctions for the non-payment of amounts provided for therein other than the right to elect (together with all other preferred stock other than preferred stock existing on the date hereof) no more than 2 directors to Franchisee's board of directors upon any default; provided that the rate thereon does not exceed 13% per annum and, at the time of issuance thereof, Franchisee would have been permitted under the Leverage Ratio test to incur Indebtedness with fixed charges equal tot he fixed charges of such preferred stock and (iii) preferred stock outstanding on the date hereof and any shared paid thereon in accordance with the term thereof.

          (x) Dividends.   Notwithstanding anything else herein to the contrary,
Franchisee shall not be permitted to (i) incur Indebtedness to finance the payment of dividends or (ii) declare or pay any Extraordinary Dividend unless the Leverage Ratio (provided that the Leverage Ratio is calculated such that the consolidated indebtedness is net of cash and cash equivalents) at the time such dividend is declared and paid is no greater than 1.0. "Extraordinary Dividend"
                                                        ----------------------
shall mean any dividend or distribution which is not a regularly scheduled quarterly dividend consistent with past practice and which exceeds the lesser of
(x) 20% of Franchisee's net income for the fiscal year in which such dividend or distribution is declared minus dividends or distributions already paid during such fiscal year and (y) 20% of Franchisee's net income for the fiscal year in which such dividend or distribution is paid minus dividends or distributions already paid during such fiscal year. For the avoidance of doubt, the payment by the Franchisee of all or any part of the $45,000,000 dividend to Apollo Management, L.P. and/or its affiliates ("Apollo") pursuant to the Letter
                                         ------
Agreement, dated as of the date hereof, among Franchisee, Cendant, Apollo and others, shall not be restricted in any manner by this Agreement, including this
Section 11.B.(x).

  C. Obligations Related to Quality of Service and Goodwill: In addition to the above-referenced "Start-Up Obligations" and "On Going Obligations" Franchisee acknowledges that it is of utmost importance that the services provided by Franchisee to the consuming public adhere to the minimum standards associated with the CENTURY 21 system and serve to enhance the reputation and goodwill associated with the service mark "CENTURY 21". Franchisee acknowledges that the requirements set forth in this Paragraph are necessary to assure continuing public acceptance and patronage of the CENTURY 21(R) franchise system and to avoid deterioration or obsolescence in the operation of Franchisee's CENTURY 21 office. Franchisee, therefore, agrees to undertake and carry out diligently all the following obligations:

  (i) Use of Service Mark. Franchisee agrees that throughout the term of this Agreement, except as provided for in this Agreement or another franchise agreement with Cendant or a Cendant subsidiary it will operate exclusively under Franchisee's CENTURY 21 trade name with respect to all advertising, promotion and communications, including, but not limited to, telephone answering, office sign(s), yard signs, business cards, bank accounts, stationery, promotional and advertising materials, real estate documents, and all other materials used in any medium by Franchisee. Franchisee agrees to supervise all persons working with or under Franchisee in the franchised operation to assure compliance by such persons with all the terms of this Agreement and the P&P Manual;

  (ii) Regular Business Hours. During the term of this Agreement, Franchisee shall diligently, faithfully and continuously conduct a CENTURY 21 Franchise at each Approved Location, which shall be open during regular business hours at least six (6) days per week. Franchisee also agrees to give prompt, courteous and efficient service to the public, and generally to operate the Franchise in compliance with the P&P Manual and professional standards so as to preserve, maintain and enhance the value of the CENTURY 21 Marks and the CENTURY 21 System and the reputation and goodwill built up by Franchisor and by CENTURY 21 franchisees. Also, Franchisee agrees to maintain throughout the term of this Agreement all office facilities, equipment, office sign(s), yard signs and all other materials in first-class condition, and to keep them in strict compliance with the P&P Manual;

  (iii) Disclaimer. Franchisee specifically agrees to include conspicuously the slogan "AN INDEPENDENTLY OWNED AND OPERATED MEMBER OF THE CENTURY 21 SYSTEM" " or a similar slogan which has been approved by Franchisor on all sales agent and brokerage office business cards, stationery, promotional and advertising materials, real estate documents, and all other materials used by Franchisee, unless specifically provided otherwise in the P&P Manual or waived in writing by Franchisor;

  (iv) Audit Rights. Franchisee shall allow Franchisor to make inspections of Franchisee's business and premises at any reasonable time upon reasonable notice, and will make Franchisee's books, tax returns and records available for inspection and audit by Franchisor during normal working hours. Franchisor's right to audit shall include the right to examine books, tax returns and records of other real estate related businesses owned, in whole or in part, or operated by Franchisee or Franchisee's Affiliates, to determine whether all revenue received by Franchisee has been properly reported by Franchisee, that appropriate fees and contributions have been paid, and that the obligations of Franchisee under this Agreement have been complied with. Whenever Franchisor exercises its right to audit, Franchisee shall, upon reasonable notice from Franchisor, provide a comfortable working space for Franchisor's representative(s) and ensure that all relevant books, tax returns and records are available at Franchisee's Approved Location. Franchisor reserves the right to establish a uniform list of accounts and/or a uniform bookkeeping system for all of its franchisees, and in such event, Franchisee agrees to maintain its books and records in the manner required by Franchisor. In the event an audit of Franchisee's books disclose that royalty fees or NAF contributions have been underpaid by more than five percent (5%) in any consecutive three (3) month period, Franchisor may, in addition to any other remedy available under this Agreement or by law, require Franchisee to pay the audit fees and any expenses, including reasonable attorneys' fees, incurred by Franchisor in collecting the past due royalty fees and/or NAF contributions. Furthermore, the audit costs and related charges shall be in addition to the interest and/or late charges that would be owing for delinquent royalty fees, NAF contributions and related charges, which are accrued from the date they should have been paid had the Franchisee properly and timely reported the relevant transactions and otherwise complied with this Agreement to the date said amounts are paid, at the rates specified in this Agreement.

  (v) Ethics. Franchisee agrees to conduct its business (and likewise to supervise all Affiliates of Franchisee) in a manner that complies with the terms and intent of this Agreement; with national, state and local laws, regulations and ordinances; with the Code of Ethics of the National Association of REALTORS; and with the CENTURY 21 Code of Ethics (if and when adopted and published by Franchisor). Franchisee hereby authorizes any federal, local or state body regulating or supervising real estate broker practices and Franchisee's Board of REALTORS(R) (if any) to release to

Franchisor information related to complaints and to any disciplinary actions taken based upon Franchisee's practices or the practices of Franchisee's Affiliates. Franchisee agrees to notify Franchisor within five (5) business days of any such complaints or disciplinary actions. Franchisee also agrees to maintain all permits, certificates and licenses (necessary for its Franchise operation) in good standing and in accordance with applicable laws and regulations;

  (vi) Policy and Procedure Manual. Franchisee agrees to abide by the terms of the P&P Manual and to supervise Affiliates of Franchisee to assure their compliance with the P&P Manual. Franchisee acknowledges that Franchisor has reserved the right, pursuant to Paragraph 15 of this Agreement, to make reasonable changes in the P&P Manual that Franchisor determines are important for the continued success and development of the CENTURY 21 franchise organization and its members. Accordingly, Franchisee agrees that from time to time Franchisor may reasonably change or modify the CENTURY 21 Marks and the CENTURY 21 System as well as the standards and specifications set forth in the P&P Manual, including, but not limited to, the modification or adoption of new or modified trade names, trademarks, service marks, sign and logo requirements, or copyrighted materials. Franchisee also agrees, at Franchisee's own expense, to adopt on a timely basis (but in no case later than ninety (90) days after notice) any such modifications as if they were a part of the CENTURY 21 System at the time of the execution of this Agreement. Franchisor shall notify Franchisee in writing delivered via facsimile or regular mail as to changes in the P&P Manual or other changes in the operational structure of the Franchise;

  (vii) CENTURY 21 Marks. Franchisee acknowledges that Franchisor has the exclusive right to use and sublicense the CENTURY 21(R) Marks, and that the CENTURY 21 System and other products and items delivered to Franchisee pursuant to this Agreement are the sole and exclusive property of Franchisor and that Franchisee's right to use the same solely in connection with the operation of its franchised real estate business is contingent upon Franchisee's continued full and timely performance under this Agreement. Franchisee shall be responsible for, and supervise all of its Affiliates in order to assure, the proper use of the CENTURY 21 Marks and the CENTURY 21 System in compliance with this Agreement. Franchisee acquires no rights in any of said property, except for the Franchisee's right to use the same under this Agreement. Franchisee agrees that at no time during this Agreement or at any time after the expiration or termination of this Agreement shall Franchisee contest in the United States or any other country the sole and exclusive rights of Franchisor in said CENTURY 21(R) Marks and

CENTURY 21 System and other products and items delivered under this Agreement, nor shall Franchisee claim any interest therein that is contrary to this Paragraph or at any time dispute, disparage or impugn the validity of the CENTURY 21 Marks and/or the CENTURY 21 System. In addition, Franchisee acknowledges and agrees that it shall be required to comply throughout the term of this Agreement with all guidelines instituted by Franchisor concerning authorized use and/or presentation by Franchisee of the CENTURY 21 Marks and the CENTURY 21 System on the Internet or other communication systems. Franchisee acknowledges that such guidelines will prohibit use by Franchisee of the "CENTURY 21," "CENTURY," "C-21," "C21" or any other derivative word or mark on the Internet or other computer communications service in connection with identification of Franchisee and the operation of its business other than in compliance with its CENTURY 21 Tradename and in compliance with the P&P Manual. Franchisee agrees that neither during the term of this Agreement nor at any time after its expiration or termination shall Franchisee adopt or employ, or seek to register, any names, marks, insignias, colors, trade dress, or symbols in the franchise operations or any other business that are confusingly similar to the CENTURY 21 Marks licensed under this Agreement. Furthermore, Franchisee agrees to cooperate with and assist Franchisor in connection with any legal action brought by or against either regarding the protection and preservation of said CENTURY 21 Marks and CENTURY 21 System and other products and items delivered under this Agreement. Also, Franchisee acknowledges that all information delivered to Franchisee pursuant to this Agreement, unless the information is otherwise publicly available, constitutes trade secrets and proprietary information of Franchisor. Franchisee agrees to keep said information confidential and further agrees to use diligent efforts to protect it from disclosure without prior written approval of Franchisor, and to protect it from misappropriation by Affiliates of Franchisee or by any other persons under the control of Franchisee;

  (viii) Review of Advertising. Franchisee acknowledges that Franchisor has the exclusive right to use and sublicense the CENTURY 21 Marks in the United States and throughout the world and that the CENTURY 21 System is the sole and exclusive property of Franchisor in the United States and throughout the world, and that any advertising or promotional materials produced by Franchisee will reflect and have an impact upon the CENTURY 21 System. Accordingly, Franchisee agrees to submit, upon the written request of Franchisor, all advertising or promotional material produced by Franchisee to Franchisor at least five (5) days prior to the planned publication or airing thereof. Franchisor shall thereupon approve or disapprove the use of the CENTURY 21 Marks in said advertising, which approval shall not be unreasonably withheld.

  (ix) Office Size and Appearance. Franchisee acknowledges and recognizes that all of it CENTURY 21 franchised real estate brokerage Offices must meet certain minimum standards of professionalism as determined by Franchisor from time to time as regards office location, office size, exterior attractiveness, and interior attractiveness and decor, and general appearance and cleanliness.

(a) Continuing Obligation Of Franchisee. Franchisee shall have a continuing obligation, throughout the term of this Agreement, to maintain both the exterior and interior of Franchisee's Offices so that they remain the same or better in appearance and condition as when said Office was originally approved by Franchisor. In the event Franchisee does not comply with the provisions of this Paragraph 11.C(ix)(a), Franchisor may, at its option, terminate this Agreement.

(b) Modifications Of Office Size And Design Requirements. Franchisee acknowledges and agrees that because of changing market conditions Franchisor reserves and shall have the right to change, increase, or eliminate Office size and exterior and interior appearance and decor requirements from time to time, and that as a condition to an assignment of Franchisee's franchise, Franchisee or Franchisee's assignee, may be required to make modifications to its office spaces according to Franchisor's then current Office size and exterior and interior appearance and decor policies.

  (x) Consumer Relations and Protection of Goodwill. The parties recognize that from time to time disputes may arise between Franchisee, or Affiliates or agents of Franchisee, and a client, customer or other individual or entity involved in a real estate related transaction, and that it is in the best interest of all parties, when possible, to quickly resolve such disputes. Accordingly, Franchisee agrees to promptly respond to all complaints received from its customers or clients or other individuals, in an attempt to resolve said dispute in a reasonable business manner. When Franchisor is contacted by any party with a complaint regarding the handling of a particular transaction by Franchisee, Franchisor may investigate the matter and attempt to obtain from Franchisee, from the complaining party and from available witnesses, their respective versions of the relevant facts. Franchisee agrees to cooperate fully with Franchisor in any investigation. Franchisor will attempt to complete any investigation within thirty (30) days of its receipt of a complaint. Upon completion of said investigation (and in the absence of Franchisee's independent resolution of the matter), if Franchisor has obtained facts sufficient to make a determination that, in Franchisor's reasonable business judgment, Franchisee has provided substandard service or acted in a materially improper fashion in said transaction, Franchisor will so advise Franchisee of such determination, in writing, and provide Franchisee with guidelines prepared pursuant to Franchisor's reasonable business judgment, setting forth the method by which Franchisee may correct the situation (e.g. cancellation of a listing agreement; refund of deposit or other funds, etc.).

  (xi) Quality Survey. Upon the closing (settlement) of each transaction which Franchisee has handled for either a buyer or seller (hereinafter collectively referred to as "client"), and subsequent receipt by Franchisor of a Commission Disbursement Authorization (CDA) or Sales Report (SR) regarding that transaction, Franchisor may, and Franchisee so authorizes Franchisor to, send to Franchisee's client (or a sampling of Franchisee's clients) in said transaction a questionnaire which will request the client to rate the service and performance of Franchisee and Franchisee's sales associates in said transaction. The procedures and standards of quality and performance of this rating system, or any other rating system that Franchisor chooses to implement in addition to or in substitution of such questionnaire rating system, shall be set forth in the P&P Manual, as it may be revised and/or supplemented from time to time by Franchisor. In establishing any such standards, Franchisor shall exercise reasonable business judgment in a good faith attempt to maintain and improve the quality of service provided under the service mark, CENTURY 21.

  12.  REPRESENTATIONS BY FRANCHISOR

  Franchisor represents that the following statements are true and accurate and represents that the following statements shall be true and accurate at all times during the term of this Agreement:

  A. Franchisor acknowledges that it has the exclusive right to use and sublicense those CENTURY 21 Marks and the CENTURY 21 System licensed to Franchisee pursuant to this Agreement, subject to certain rights and claims as may be stated otherwise herein and/or explained in the Franchise Disclosure Documents Franchisee received prior to the execution of this Agreement, and except as to those rights and claims not known to Franchisor and as to those pending claims Franchisor considers as not representing a material challenge to its rights;

  B. Franchisor is authorized to offer this Franchise on the terms stated herein at the Approved Location specified in Paragraph 5 hereof;

  C. Franchisor is a corporation duly incorporated in the state of Delaware, and currently qualified to do business in the state in which Franchisee's Approved Location is situated;

  D. The execution of this Agreement by Franchisor will not violate or constitute a breach of any other agreement or commitment to which Franchisor is a party; and

  E. The Corporate Officer of Franchisor executing this Agreement is authorized to enter into this Agreement on behalf of Franchisor. This Agreement upon its execution shall represent a valid and binding obligation of Franchisor to the extent performance by it is specifically required hereunder.

  13.  REPRESENTATIONS BY FRANCHISEE

  Franchisee represents that the following statements are true and accurate and represents that the following statements shall be true and accurate at all times during the term of this Agreement:

  A. Franchisee or its subsidiaries are licensed real estate brokers under the laws of each of the states in which Franchisee's Approved Locations are situated. The Responsible Broker for each of Franchisee's offices is a licensed real estate broker under the laws of the states in which such office is situated.

  B. Franchisee is not obtaining this Franchise for speculative purposes and, except for the initial public offering of common stock of Franchisee, has no present intention to sell or transfer or attempt to sell or transfer the Franchise in whole or in part.

  C. Franchisee understands and acknowledges the importance of the high and uniform standards of quality, appearance and service imposed by Franchisor in order to maintain the value of the CENTURY 21 name and the necessity of operating the Franchised offices in compliance with CENTURY 21 standards. Franchisee represents that Franchisee has the present capability and intention to meet those standards.

  D. Franchisee is duly incorporated, and it is, or its subsidiaries conducting business are, licensed and currently qualified to do business in the state in which Franchisee's Approved Locations are situated and in any other states in which Franchisee proposes to do business.

  E. Franchisee or its subsidiaries has procured such certificates, licenses and permits, in addition to appropriate real estate licenses, necessary for Franchisee to carry on the business contemplated by this Agreement.

  F. The execution of this Agreement by Franchisee will not violate or constitute a breach of the terms of any other agreement or commitment to which Franchisee is a party.

  G. The individual executing this Agreement on behalf of Franchisee is duly authorized to do so; upon its execution, the Agreement shall constitute a valid and binding obligation of Franchisee, and all of its partners, if Franchisee is a partnership.

  H. Franchisee acknowledges that no representations, promises, guarantees or warranties of any kind are made or have been made by Franchisor or by any person representing himself or herself as an authorized agent or representative of Franchisor to induce Franchisee to execute this Agreement, except as specifically set forth in the Franchise Disclosure Documents delivered to Franchisee. Franchisee acknowledges that neither Franchisor, nor any other person has guaranteed or warranted that Franchisee will succeed in the operation of the Franchise, or has provided any sales or income projections of any kind to Franchisee.

  14.  RELATIONSHIP OF PARTIES

  A. Franchisee is and shall be an independent contractor and nothing herein contained shall be construed so as to create an agency relationship, a partnership or joint venture, between Franchisor and Franchisee. Neither Franchisor, nor Franchisee shall act as agent or representative of the other. Neither Franchisor nor Franchisee shall guarantee the obligations of the other or in any way become obligated for the debts or expenses of the other unless specifically agreed upon in writing. Notwithstanding the foregoing, affiliates of Franchisor, including the shareholders and their respective affiliates, may be equity owners of Franchisee or any affiliates of Franchisee and may participate in the operating profits of Franchisee or any affiliates of Franchisee and this Paragraph 14 shall not limit in any way the rights, responsibilities or relationships relating to any such equity interest or profit participation. All employees or sales associates, as the case may be, hired or engaged by or working for Franchisee shall be the employees or sales associates of Franchisee and shall not by virtue of this Agreement be deemed employees, sales associates, agents or representatives of Franchisor.

  B. Franchisor shall not regulate the hiring or firing of Franchisee's salespeople, the parties from whom Franchisee may accept listings or for whom Franchisee may sell property, the commission rates charged by Franchisee, the commission splits between Franchisee and Franchisee's salespeople, the details of the work performed by Franchisee or its sales associates, the manner in which Franchisee obtains listings or sells property, the working conditions of Franchisee's salespeople, or Franchisee's contracts with clients or customers, except to the extent necessary to protect the CENTURY 21 Marks, trade names and goodwill associated therewith. The conduct of Franchisee's business shall be determined by its own judgment and discretion, subject only to the provisions of this Franchise Agreement and the P&P Manual as it shall be adopted or revised from time to time.

  15.  RIGHTS RESERVED BY FRANCHISOR

  A. Franchisee expressly understands and agrees that Franchisor, as regards its relationship with Franchisee, retains all right, title and interest in and to the CENTURY 21 Marks and the CENTURY 21 System, goodwill, trade secrets and proprietary information licensed to Franchisee pursuant to this Agreement.

  B. Franchisee further understands and agrees that Franchisor retains the right to modify the CENTURY 21 Marks, logos, color scheme and/or other trade dress of the system, as well as the CENTURY 21 System and other products and items delivered pursuant to this Agreement and to modify the standards, specifications and other requirements set forth in the P&P Manual. Franchisee is required to comply with any such changes at Franchisee's expense, as provided in this Agreement.

  C. Franchisor has reserved all rights in the CENTURY 21(R) Marks not expressly granted to Franchisee, and has further reserved the right to use and to license the CENTURY 21 Marks to others for uses that may not be related to the operation of a licensed real estate brokerage office.

  16.  ASSIGNMENT OF FRANCHISE RIGHTS

  A. This Agreement is being entered into in reliance upon and in consideration of the skill, qualifications and representations of, and trust and confidence reposed in, Franchisee, its Responsible Brokers, and Franchisee's officers and directors. Therefore, neither this Agreement nor any of its rights or privileges shall be assigned, transferred, shared or divided, by operation of law or otherwise, in any manner, without the prior written consent of Franchisor; which consent may be withheld in Franchisor's sole determination; any such purported transfer, assignment, sharing or division without the prior written approval of Franchisor shall be void.

  B.  Reserved.

  C.  Reserved.

  D.  Reserved.

  E. Notwithstanding anything to the contrary herein, each party acknowledges that transfers of interests in Franchisee by Sponsors (as defined in the Stockholders Agreement) in accordance with the terms of the Stockholders Agreement shall not violate this Section 16. "Stockholders Agreement" shall mean
                                              ----------------------
the Stockholders Agreement, dated as of August 11, 1997 between and among Franchisee and the Stockholders thereof identified on Schedule A thereto, as amended or restated from time to time.

  17.  TERMINATION

  This Agreement may not be terminated except as provided in this Agreement. Termination of this Agreement shall not relieve Franchisee of any unfulfilled obligations created hereunder unless agreed to in writing by Franchisor.

  In addition to and without limiting any other provisions herein relating to termination, this Agreement may be terminated either in its entirety or with respect to individual offices, as indicated, as follows:

  A.  Upon mutual written consent of the parties hereto.

  B. At the option of Franchisor, if Franchisee materially breaches any of Franchisee's representations or warranties or materially fails to perform any of Franchisee's obligations under this Agreement or under any other agreement or indebtedness Franchisee may have with Franchisor (such as, by way of example but not by way of limitation, other CENTURY 21 franchise agreements), including, but not limited to, obligations to pay royalty fees, National Advertising Fund contributions, Broker Council assessments, responsibilities to comply with the P&P Manual, including trade name and logo guidelines.

  C. On a per office basis at the option of Franchisor, if the real estate brokerage license of Franchisee or the Responsible Broker for such office(s) is suspended or revoked or otherwise is not maintained continuously and actively in full force and effect, and in good standing.

  D. At the option of Franchisor, upon any merger, consolidated or reorganization, or sale or transfer or any series of sales or transfers (whether related or unrelated) that result in thirty percent (30%) or more of the voting power or the outstanding shares of Franchisee's common stock being owned beneficially or of record by a single person or group (each as defined in Section 13)d)(3) of the Securities Exchange Act of 1934, as amended) (other then Cendant or any successor thereto or Apollo) (the "Acquiring Person") whether by operation of law or otherwise, unless the prior written consent of Franchisor shall have been obtained; provided that the Acquiring Person still owns such 30% or more ten business days after notice to the Acquiring Person (which notice Franchisee hereby agrees to deliver to the Acquiring Person and Franchisor). For purposes of determining the outstanding shares of Franchisee's common stock, securities convertible into (but not exercisable for) common stock shall be deemed to have been converted into common stock. Notwithstanding anything to the contrary herein, transfers of interest in the Franchisee by Sponsors (as defined in the Stockholders Agreement) in accordance with the terms of the Stockholders Agreement shall not be a termination event under this Agreement.

  E. At the option of Franchisor, if Franchisee fails to conduct and govern the franchised business according to the Code of Ethics of the National Association of REALTORS, the CENTURY 21 Code of Ethics, or the laws, ordinances and regulations of the federal, state, provincial, district, county or city government.

  F. On a per office basis in the event performance of such office falls below the minimum operating standards set forth in this Subparagraph F, Franchisee will be notified in writing setting forth such deficiency and at the option of Franchisor, Franchisee may be placed on probation for such subject office or offices for a period of not less than three (3) months nor more than six (6) months. If such deficiency is not corrected within said probationary period, Franchisor may, at its option, terminate this Agreement with respect to such Office(s). The minimum operating standard requires that Franchisee shall for such office, in every six (6) month period, beginning with a starting point established by Franchisor, maintain a volume of closed business for such subject office or offices on which royalty fees have been paid sufficient to produce revenue (for purposes of determining royalty fees) over such period equal to not less than fifty percent (50%) of the average revenue (for purposes of determining royalty fees) generated by all franchisees over such six (6) month period in the same local council or in such other geographic area as Franchisor may reasonably establish from time to time.

  G. At the option of Franchisor: (i) if Franchisee becomes insolvent; or (ii) if a receiver is appointed to take possession of Franchisee's business or property or any part thereof; or (iii) if Franchisee shall make a general assignment for the benefit of creditors; or (iv) if a judgment of $10,000,000 or more is obtained against Franchisee which remains unsatisfied for a period of more than thirty (30) days after all rights of appeal have been exhausted.

  H. On an office-by-office basis at the option of Franchisor, if a Franchisee office shall have been moved without the prior written consent of Franchisor or shall have become vacant, abandoned or deserted, or shall fail to remain open for business as required hereby or by the P&P Manual.

  I.  Reserved.

  J.  Reserved.

  K.  Reserved.

  L. At the option of Franchisor, if the Franchisee shall become bankrupt, or shall become subject to any chapter of the United States Bankruptcy Code, unless Franchisee shall: (i) timely undertake to reaffirm the obligations under this Franchise Agreement; (ii) timely comply with all conditions as legally may be imposed by Franchisor upon such an undertaking to reaffirm this Franchise Agreement; and (iii) timely comply with such other conditions and provide such assurances as may be required in relevant provisions of the United States Bankruptcy Code; provided, however, that the parties acknowledge that this Franchise Agreement constitutes a personal service contract and that Franchisor has relied to a degree and in a manner material to this Agreement upon the personal promises of Franchisee, and/or its directors, officers, shareholders or partners, as the case may be, to participate on a full-time basis in the management and/or operations of the Franchise, and, consequently, the parties agree that any attempt by any other party, including the trustee in bankruptcy or any third party, to assume or to accept an assignment of this Franchise Agreement shall, to the extent permitted by law, be void.

  M. In the event Franchisor shall elect to terminate this Agreement pursuant to any provision of this Agreement, Franchisor shall give Franchisee twenty (20) days notice, or such notice as may be required by the laws of the state or province in which Franchisee's office is located, setting forth the reason or reasons for termination. Franchisee may cure the default within the twenty (20) day notice period and thereby avoid termination. Notwithstanding the aforesaid, Franchisor shall have the right to terminate this Agreement upon ten (10) days notice to the Franchisee, if the right to terminate arises from any of the following reasons, in which case the Franchisee shall not have the opportunity to cure the default and this Agreement shall automatically be terminated: (i) the default arises under C or G of this Paragraph 17; or (ii) the default complained of is a result of intentional action or gross misconduct by the Franchisee.

  N. In no event shall this Agreement be assumed by, or transferred to, any individual who or entity which does not comply with all requirements for transfer or assignment specified in this Agreement.

  18.  PROCEDURES AFTER TERMINATION

  Upon termination (including expiration, assignment, or transfer) of this Agreement for any reason as provided in Paragraph 17, with respect to all Offices to which such termination relates, Franchisee shall cease to be an authorized CENTURY 21 franchisee and shall do all of the following acts and things for each terminated office, each of which shall survive the termination of this Agreement and shall remain an ongoing obligation of Franchisee:

  A. Promptly pay Franchisor all sums then owing from Franchisee to Franchisor, the NAF and to Franchisee's Broker Council, if any.

  B. Pay to Franchisor the applicable royalty fee, plus the NAF contribution, based upon the gross revenue ultimately received from any transaction in process as of the date of termination and the applicable royalty fee, plus the NAF contribution, based upon the gross revenue ultimately received from any referral sent to or received from any other CENTURY 21 office prior to the date of termination, said sum to be paid promptly upon receipt of such revenue by Franchisee. Additionally, Franchisee shall pay Franchisor the applicable royalty fee, plus the NAF contribution based upon the gross revenues ultimately received from the closing of any transaction occurring after termination hereof, but the listing for which was initially procured by Franchisee during the time Franchisee was operating the Franchise under this Agreement.

  In the event that Franchisor shall exercise its right under Paragraph 9.D of
                                                                        ---
this Agreement to require a fixed monthly NAF contribution payment, Franchisee shall pay to Franchisor a pro-rata portion of its NAF contribution obligation for the month in which Franchisee is terminated, in addition to any royalty fees to be paid pursuant to this Paragraph 18.

  C. Immediately and permanently discontinue the use of all CENTURY 21 Marks, including, but not limited to, the proprietary mark "CENTURY 21", all similar names and marks, and any name or mark containing the designation "CENTURY 21", "CENTURY", "21" or any other name, designation or mark, or similar colors or lettering indicating or tending to indicate that Franchisee is or ever was an authorized CENTURY 21 franchisee. If Franchisee is a corporation or partnership and "CENTURY 21" is a part of Franchisee's corporate or partnership name, or if Franchisee adopted an assumed or fictitious name (or its equivalent) containing "CENTURY 21" Franchisee agrees to immediately cause its governing documents, and/or its assumed or fictitious name documents, and/or registration, to be amended to delete both the word "CENTURY" and the numerals "21" and to provide Franchisor with documentation that such changes have been made. Furthermore, Franchisee shall not promote or advertise the fact that the firm was formerly a franchisee or affiliate of the CENTURY 21 organization.

  D. Promptly destroy, or surrender to Franchisor, all stationery, letterheads, forms, manuals, printed matter, films, books, cassettes, videotapes, licensed software and advertising containing CENTURY 21 Marks, including, but not limited to, the proprietary mark "CENTURY 21", or any similar names or marks or designation or mark indicating or tending to indicate that Franchisee is or was an authorized CENTURY 21 franchisee and promptly return to Franchisor any equipment leased or lent to Franchisee.

  E. Immediately and permanently discontinue all advertising as a CENTURY 21 franchisee, including, but not limited to, the immediate removal of all signs from Franchisee's office which contain the CENTURY 21 Marks or other identifying marks, and the immediate removal from any property then listed for sale or lease of all signs or sign posts using CENTURY 21(R) Marks or other identifying marks or colors, including, but not limited to, the yard sign post and cross arm, and any yard sign or other sign using colors and/or a configuration similar to any CENTURY 21 yard sign, all of which Franchisee acknowledges constitute proprietary trade dress items of Franchisor and which Franchisee has not used at any time in the past in business prior to Franchisee's affiliation with the CENTURY 21 organization. If Franchisee fails to remove the office signs within ten (10) days after the effective date of the termination of this Agreement, Franchisee hereby grants Franchisor the right to enter upon Franchisee's premises and remove all "CENTURY 21" signs and all other indicia of any affiliation by Franchisee with the CENTURY 21 organization. Franchisee shall be obligated to reimburse Franchisor for the cost of removal, storage and disposition of said signs and other materials. If Franchisee fails to claim said signs and related materials removed by Franchisor within five (5) days after their removal, Franchisor shall have the right to sell or otherwise dispose of said signs and related materials, in its sole discretion, and Franchisor may retain the proceeds, if any, from any sale or other disposal, to the extent necessary to offset the costs of removal, storage and disposition of said signs and related materials and to offset any other amounts or obligations that Franchisee may then owe Franchisor, or any of its subsidiaries or affiliates.

  F. Immediately and forever cease and desist from using the CENTURY 21 System, including, but not limited to, operating manuals, training manuals, sales manuals and aids, listing films and books, advertising and promotional materials, and all trade secret and confidential and proprietary material delivered to Franchisee pursuant to this Agreement.

  G. At the option of Franchisor, return the P&P Manual and operating manuals and sell all or part of the training manuals, listing books, listing films, sales training cassettes, forms or brochures on hand which contain CENTURY 21 Marks or which are part of the CENTURY 21 System to Franchisor at cost.

H. Refrain from doing anything which would indicate that Franchisee is an authorized CENTURY 21 franchisee.

  I. Maintain all books, records and reports required by Franchisor pursuant to Paragraph 11 hereof for a period of not less than three (3) years after the termination of this Agreement and allow Franchisor to make final inspection and audit of Franchisee's books and records during normal business hours within said three (3) year period for the purpose of verifying that all royalty fees, NAF contributions and other appropriate amounts have been paid as required herein.

  J. Promptly cancel and discontinue use of the telephone number(s) which served Franchisee's Approved Location at the time of termination and delete Franchisee's CENTURY 21 listing in the Yellow Pages and any other directory. Franchisee shall be deemed to have granted to Franchisor, pursuant to the terms of this Agreement, a power of attorney with full authority for Franchisor to cancel, terminate, assign, discontinue or take any and all lawful action with respect to the telephone number(s) which serves Franchisee's Approved Location, including, without limitation, the power to take such steps as in the opinion of Franchisor may be necessary to delete Franchisee's CENTURY 21 listing or advertising in the Yellow Pages and any other directories and to terminate any other listing which indicates that Franchisee is or was affiliated with the CENTURY 21 organization. Franchisee shall indemnify and hold harmless each such telephone company, directory publisher and other person or entity against all costs, damages, attorneys' fees, expenses and liabilities which may be incurred or sustained in connection with or as a result of any action taken in reliance on the foregoing power of attorney. Notwithstanding the foregoing, Franchisee shall be free to continue use of the telephone number(s) which served Franchisee's Approved Location at the time of termination, provided that, such
                                                           -------- ----
termination occurs by reason of the expiration of this Agreement on the Expiration Date or upon early termination of this Agreement, other than by reason of a breach of this Agreement by Franchisee. In such events, within fourteen (14) days of the termination date, Franchisee shall be required to clearly indicate in all respects, including all telephone directories, databases and directory assistance, as well as stationery and signage, that if, he or she is no longer a CENTURY 21 Franchisee or part of the CENTURY 21 System upon termination of this Agreement.

  K. Immediately and permanently cause all officers, employees, and other Affiliates (as defined in Paragraph 6B) to discontinue the wearing of career apparel in the distinctive CENTURY 21 gold color or any apparel indicating or tending to indicate that the Franchisee is or was an authorized CENTURY 21 Franchisee, and promptly to destroy or surrender to Franchisor all such career apparel.

  L. Franchisee acknowledges that during the term of this Agreement and after its termination, (which shall include expiration, where there has been no subsequent assignment or transfer), Franchisor shall, as is hereinafter specified, have the right to access and use for any business purpose (i) all information provided by Franchisee to Franchisor pursuant to that section of the CENTURY 21 P &P Manual, Code of Conduct, entitled "Reporting", which specifically includes all items therein included under the categories entitled "Reporting", "Real Estate Transaction Information", and "Listing Information," as well as any other Reporting item or category which may hereinafter be adopted in the P & P Manual, including customer identification, address and other information; (ii) all information provided by Franchisee to Franchisor contained in those forms or reports known as Commission Disbursement Authorizations ("CDA's") or Sales Reports ("SR's"), and in such other operational reports as Franchisor may from time to time request from Franchisee; and (iii) all information provided by Franchisee to Franchisor regarding enrollment of Franchisee's customers or clients in the CENTURY 21 Preferred Client Club (which, for purposes of this Subparagraph 18.L, shall include such other client/customer contact program(s) as may hereafter be adopted by Franchisor and). The information referred to in (i), (ii) and (iii), above, shall hereinafter be referred to, collectively, as "the Client Information". The Client Information may be used by Franchisor during the term of this Agreement for business purposes which shall include, but shall not be limited to, public relations, advertising and statistical compilations, investigations and resolutions of customer or client complaints, and quality survey. In addition, Franchisor shall have the right, upon termination, to continue to use the Client Information as hereinabove specified, and to make the Client Information available to other CENTURY 21 franchisees for such purposes as Franchisor, in its sole and absolute discretion, deems appropriate. In addition, and not in limitation of the above, upon termination, Franchisee shall be deemed to have assigned all of its CENTURY 21 Preferred Client Club enrollments to Franchisor, which is hereby authorized to deal with said enrollments in such manner as it deems appropriate. Upon termination, the names of Franchisee and Franchisee's sales associates will be deleted from Preferred Client Club mailings.

  19.  ADDITIONAL REMEDIES FOR BREACH

  A. In the event that prior to the expiration of any term hereof, there is (i) a failure to pay royalties on a timely basis, (ii) a termination of this Agreement by Franchisee, (iii) any breach of Section 7C hereof due to the willful closure or willful deidentification of Offices in excess of those permitted to be closed or deidentified pursuant to Section 7C, (iv) any breach of Section 7C hereof due to the closure or deidentification of in excess of 20 of the Offices permitted to be closed or deidentified pursuant to Section 7C,
(v) termination of this Agreement pursuant to Section 17D, (vi) the affiliation by Franchisee with another real estate brokerage system (other than a system owned by Cendant), or (vii) any breach of this Agreement by Franchisee (other than a breach of Section 6G hereof) that has, or is reasonably expected to have, a material adverse effect on the CENTURY 21 System, in each case other than clause (v) above after notice to Franchisee and a reasonable opportunity to cure (each, a "Liquidated Damages Event"), Franchisee shall immediately become
          ------------------------
obligated to pay Franchisor Franchisor's "lost future profits" (as hereinafter defined). For purposes of this Agreement "lost future profits" for an office shall consist of all royalty fees which Franchisee would have paid to Franchisor with respect to such office from the date of the Liquidated Damages Event through the earlier of the end of the then-current term of this Agreement, had there been no Liquidated Damages Event, and 25 years from the date of the Liquidated Damages Event. The parties acknowledge and agree that it would be impracticable and extremely difficult to calculate the actual amount of lost future profits payable by Franchisee, and that the following method of calculation represents a fair and reasonable estimate of foreseeable lost future profits: Lost future profits shall be calculated on an Office by Office basis by determining the average monthly royalty fee payment payable by the Franchisee to Franchisor for each such Office from the commencement date of this Agreement through the date of the Liquidated Damages Event, and multiplying these average amounts by the lesser of (i) the actual number of months (and any fraction thereof) remaining between the date of the Liquidated Damages Event and the end of the then-current term of this Agreement and (ii) 300. Lost future profits shall be payable with respect to all of Franchisee's Offices, provided that in the case of clauses (iii) and (iv) of the definition of Liquidated Damages Event, lost future profits shall only be payable with respect to the Offices closed or deidentified in violation of Section 7C (including the 20 permitted to be closed or deidentified before clause (iv) becomes effective). Franchisee shall be entitled to a credit toward the total amount of lost future profits payable to Franchisor only for those amounts which are paid by Franchisee to Franchisor for each such Office pursuant to the provisions of Paragraph 18.B of this Agreement. Franchisee acknowledges that the lost future profits set forth in this section are fair and reasonable, in light of the fact that Franchisor's affiliate has participated in Franchisee's prior acquisitions and will participate in Franchisee's future acquisitions by purchasing the tradenames and trademarked operating names of the acquired entities with the intention of licensing such names, together with the names licensed hereunder, to Franchisee and the expectation of royalties in consideration of the use of such names, for the full term of this Agreement.

B. Franchisee acknowledges that in addition to the provisions of Paragraphs 18A and B, and 19A hereof, upon a termination of this Agreement prior to its Expiration Date, or breach of this Agreement, Franchisor shall be entitled to any other remedy at law or in equity.

  C. Franchisee acknowledges that if Franchisee breaches this Agreement and/or continues to utilize the CENTURY 21 System or CENTURY 21 Marks at such times when Franchisee is not legally entitled to use them, Franchisor shall have no adequate remedy at law. Therefore, Franchisee expressly consents and agrees that Franchisor may, in addition to any other available remedies, obtain an injunction and/or temporary restraining order to terminate or prevent the continuation of any existing default or violation, and to prevent the occurrence of any threatened default or violation, by Franchisee of this Agreement.

  20.  ATTORNEYS' FEES

  Should either party incur attorneys' fees in order to enforce the terms and conditions of this Agreement, including post-term covenants, whether or not a legal action is instituted, the party not in default shall be entitled to reimbursement of such attorneys' fees and costs, in addition to any other remedies either party may have at law or in equity. Should any legal action be instituted in connection with this Agreement, the prevailing party shall be entitled to recover all litigation costs and expenses, including attorneys' fees.

  21.  INTEGRATION

  A. Except as expressly provided in Paragraph 21B hereof, this Agreement, the Marketing Agreement, the Outsourcing Agreement, the Acquisition Cooperation Agreement, the Incremental Royalty Agreement and the Stockholders Agreement contain all agreements, understandings, conditions, warranties and representations of any kind, oral or written, between the parties hereto, and constitute the entire and final agreement between them with respect to the subject matter addressed herein. Accordingly, all prior and contemporaneous agreements, understandings, conditions, warranties and representations of any kind, oral or written, are hereby superseded and canceled by this Agreement, except as to any monies due and unpaid between the parties to this Agreement at the time of the execution hereof. There are no implied agreements, understandings, conditions, warranties or representations of any kind. No officer, employee or agent of Franchisor has any authority to make any representation or promise not contained in this Agreement.


  B. Notwithstanding the provisions of Paragraph 21.A hereof, this Agreement shall not supersede or cancel the information and representations in the Franchise Disclosure Documents which Franchisee has received in connection with the Franchise which is the subject of this Agreement.

  22.  AMENDMENT

  Any modification or change in this Agreement must be in writing, executed by an authorized corporate officer of Franchisor and by Franchisee. NO FIELD REPRESENTATIVE OF FRANCHISOR HAS THE RIGHT OR AUTHORITY TO MAKE ORAL OR WRITTEN MODIFICATIONS OF THIS AGREEMENT, AND ANY SUCH ATTEMPTED MODIFICATIONS SHALL NOT BE BINDING UPON EITHER PARTY HERETO.

  23.  WAIVER

  No waiver of any breach of any condition, covenant or agreement herein shall constitute a continuing waiver or a waiver of any subsequent breach of the same or any other condition, covenant or agreement. Any waiver of any provision of this Agreement to be enforceable must be in writing and signed by the waiving party.

  24.  APPROVALS

  Except as otherwise provided, Franchisor may withhold any consent or approval provided for herein at its discretion. Furthermore, except as specifically noted otherwise, any consent or approval Franchisee is required to obtain from Franchisor shall be deemed withheld unless given in writing.

  25.  CONSTRUCTION, VENUE AND MISCELLANEOUS

  A. This Agreement shall be construed according to the laws of the State of New Jersey; provided that the New Jersey Franchise Practices Act shall not apply to any CENTURY 21 franchised brokerage office whose Approved Location is outside the State of New Jersey. Captions or paragraph headings included herein are for reference purposes only and shall not in any way modify or limit the statements contained in any paragraph or provision of this Agreement. All words in this Agreement shall be deemed to include any number or gender as the context or sense of this Agreement requires. In the event of any conflict between this Agreement and the P&P Manual or any other document, this Agreement shall control. Franchisee consents to the non-exclusive personal jurisdiction of the New Jersey state courts situated in Morris County and the United States District Court for the District of New Jersey; Franchisee waives objection to venue in any such courts.

  B. This Agreement is exclusively for the benefit of the parties hereto and may not give rise to liability to any third party unless this Agreement specifically provides for such liability. The exercise by Franchisor of any right or discretion provided to Franchisor under the provisions of this Agreement shall not constitute the absence of good faith.

  26.  SEVERABILITY

  In case any one or more of the provisions of this Agreement or any application thereof shall be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and any other application thereof shall not in any way be affected or impaired thereby. If there is a conflict between any of the provisions of this Agreement and the laws or statutes of the state or province of Franchisee's Approved Location, and/or any other law or statute, the provisions of said law(s) or statute(s) shall prevail.

  27.  NOTICES

  Any notices to be given hereunder shall be in writing and may be delivered personally, or by certified or registered mail, with postage fully prepaid.

  Any notice to be delivered to Franchisor shall be addressed to Century 21 Real Estate Corporation, 6 Sylvan Way, Parsippany, New Jersey 07054, Attention:
Legal Department. Any notice to Franchisee shall be delivered to NRT Incorporated, 6 Sylvan Way, Parsippany, New Jersey 07054, Attention: Legal Department.

  The addresses specified herein for service of notices may be changed at any time by the party making the change giving written notice to the other party. Any notice delivered by mail in the manner herein specified shall be deemed delivered five (5) days after mailing if sent Certified, Return Receipt Requested or, if received earlier, upon actual receipt.

  28.  BINDING ON SUCCESSORS

  This Agreement is binding upon and shall inure to the benefit of the parties hereto, their heirs, successors and permitted assigns, except as may be otherwise restricted pursuant to other Paragraphs contained herein. Franchisor reserves the right to assign, pledge, hypothecate or transfer this Agreement, provided that such assignment, pledge, hypothecation or transfer shall not affect materially the rights and privileges granted to Franchisee herein.

  29.  EXCLUSIVE PROPERTY

  The form and content of this Agreement and the P&P Manual are the exclusive property of Franchisor and may not be reproduced in whole or in part by Franchisee or others, without the prior written consent of Franchisor.

  30.  ADDITIONAL REPRESENTATIONS

  Franchisee makes the following additional warranties and representations:

  A.  Franchisee is a corporation.

  B. The address where Franchisee's records are to be maintained is: 6 Sylvan Way, Parsippany, New Jersey, 07054.

  C.  Reserved.

  31.  MISCELLANEOUS

  Franchisee acknowledges that it has provided input for the preparation of this Agreement, that is has consulted with counsel of its choice, that the Agreement reflects a negotiation between Franchisor and Franchisee, and that this Agreement shall not be construed more strongly against either party on account of that party drafting this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

                                          NRT INCORPORATED

                                          By: /s/ Steven L. Barnett
                                             --------------------------------
                                          Name: Steven L. Barnett
                                               ------------------------------
                                          Title: Senior Vice President, General
                                                  Counsel and Secretary
                                               -----------------------------

                                          CENTURY 21 REAL ESTATE CORPORATION

                                          By: /s/ John Kornfiend
                                             --------------------------------
                                          Name: John Kornfiend
                                               ------------------------------
                                          Title: V.P. Administration
                                                -----------------------------

                                                                      Schedule 1
                                                                      ----------



                      FRANCHISEE'S CENTURY 21 TRADE NAMES

CENTURY 21 Contempo Realty

CENTURY 21 Seville

CENTURY 21 Contempo/Seville

CENTURY 21 Fine Homes & Estates Seville Contempo

CENTURY 21 Fine Homes & Estates Seville Properties



#53933.14